L&L completes the Acquisition of Two New Mines in Guizhou

SEATTLE, November 19, 2012 -- L & L Energy, Inc. (NASDAQ: “LLEN”) ("L&L” or the “Company"), a U.S.-based company with a track record of profitable coal operations in China, announced today its completion of acquisitions of the LuoZhou and LaShu mines, nearby its existing Weishe model mine under its consolidation strategy in Guizhou Province.

Following preliminary agreement and due diligence, L&L is pleased to announce a $37.1 million acquisition of 95% of both mines from Union Energy, satisfied by a cash outlay of approximate $1.7 million and transfers of the Company's interests in Zonelin Coking Plant (98%) and the DaPing Mine (60%).

The two mines contain some 34.2 million tons of low sulfur, high BTU, anthracite coal reserves. Already at trial coal production, the LuoZhou mine will move from an annual production rate of 200,000 tons to 450,000 tons by the end of 2013. LaShu will similarly move from 150,000 tons to 300,000 tons over time. With the production capacity of its existing Weishe mine of 150,000 tons moving to 500,000 tons over time, L&L anticipates a production rate of 500,000 tons within 2013 and to beyond 1 million tons over time.

These acquisitions leverage on government's consolidation, in the context of the Company's US management style and technology, to attract opportunities for the Company to expand and upgrade its coal assets through acquisition of larger and cost effective mines, including thus far, three of Union Energy's seven mines.

L&L's Chairman and CEO, Dickson Lee, commented: "We completed the transaction to build coal reserves, increase production capacity and increase EPS for our shareholders."  Mr. Lee goes on:  "By leveraging on L&L's publicly listed platform in the USA and global management capability, we continue to work closely with Union Energy to realize the full potential of its mine portfolio.  We also have a pipeline of other opportunities and strategic assets in China."

Forward Looking Statements

The statements containing words that are not historical fact, including statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and that involve a number uncertainties. Actual results of the future events described in this document could differ materially. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
L&L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com